Exhibit 99



Norwalk, Conn.-(Business Wire)-Feb. 16, 2001-Electronic
Retailing Systems International, Inc. ("ERS") (OTC BB:ERSI) announced its advance of approximately $750,000 to NewCheck
Corporation ("NewCheck"), as part of a bridge financing arrangement supported by the principal shareholders of NewCheck.

The current advance follows an installment in the amount of approximately $500,000 advanced by ERS prior to the end of the fourth quarter, and together are included in commitments that may aggregate up to $2.5 million in advances by ERS. Such amounts accrue interest at the rate of 9% per annum and are repayable at specified times through August of this year unless converted to additional equity of NewCheck in accordance with the terms of the arrangement.

ERS acquired its original interest in NewCheck, and an agreement to manage NewCheck, in February 2000, and believes that its prospects are enhanced by preserving its interest in NewCheck through the new facility. NewCheck supplies self-checkout systems for use in supermarkets and other retail environments similar to those addressed by the ERS electronic shelf-label system. ERS believes that the benefits to it from its interest in and continued support to NewCheck extend to the ability to allocate significant portions of ERS general, administrative and other costs to NewCheck through the management contract and the ability to utilize marketing efforts relative to the NewCheck product to familiarize the same customers with the ERS products, as well as participation in the gains from developing the NewCheck product.

ERS is continuing to seek additional sources of long-term financing to support its operations, including funds sought from directors or their affiliates, and has created a special committee of the Board of Directors to formulate the terms of any such related party transaction. Management believes that existing resources will enable ERS to fund operations into the second quarter of 2001. No definitive arrangements have been formulated with respect to any additional financing, and there can be no assurance that any such transaction will be consummated, that additional financing for ERS will be available or that, without such funding, ERS will continue to have the ability to continue to conduct its operations as a going concern once existing resources are expended.

This press release contains forward-looking statements that involve risks and uncertainties. ERS' actual results may vary from those anticipated due to a number of factors, including, without limitation, the timely availability and acceptance of new products, the rate of development of the emerging market for electronic shelf label systems, the impact of competitive products and pricing, the ability to obtain system components from suppliers, the management of growth, and other factors set forth in reports and other documents filed by ERS with the Securities and Exchange Commission from time to time.

CONTACT: Electronic Retailing Systems International, Inc.,
         Norwalk
         Bruce F. Failing, Jr., CEO or Jerry McAuliffe, CFO
         203-849-2500


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